Exhibit 10.25

FY 2009 Executive Annual Incentive Plan

Purpose:	The Executive Annual Incentive Plan is designed to motivate Executive Officers to focus on specific, measurable corporate goals and provide performance-based compensation to Executive Officers based on the achievement of these goals.

Eligibility:	The Plan Participants include Executive Officers of Serena. Executive Officers are officers of Serena at the level of Senior Vice President or above. A Plan Participant must be a regular, full-time employee of Serena at the end of the applicable fiscal period and remain actively employed through the date of the bonus payout to be eligible to receive the bonus. A Plan Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout to be eligible to receive payment for over-achievement of annual performance metrics or bonus adjustments.

Target Bonus:	The target incentive bonus is based on a percentage [*] of the Plan Participant’s annual base salary as set forth in the Plan Summary. The Plan Participant’s annual base salary is based on the amount of base compensation actually earned by the Plan Participant during the applicable fiscal period or such portion of the fiscal period that the Plan Participant is eligible to participate under the Plan.

Bonus Payments:	The incentive bonus will be paid on either a semi-annual or annual basis [*] as set forth in the Plan Summary. Payment will be made within two and one-half months of the financial close of the applicable fiscal period. Payments will be subject to applicable payroll taxes and withholdings.

Performance Metrics:	The performance metrics and achievement schedule for each performance metric used to determine the amount of the incentive bonus to be paid to the Plan Participant are set forth in the Plan Summary. [*] Bonus payments are capped at 200% of the portion of the target bonus applicable to the achievement of corporate financial metrics (e.g., consolidated license revenue and EBITA) and 100% of the portion of the target bonus applicable to the achievement of management objectives.

Proration:	The incentive bonus will be pro-rated based on the number of days that the Plan Participant is employed as a regular, full-time employee of Serena during the applicable fiscal period and eligible to participate under the Plan. If the Plan Participant’s employment terminates before the end of the applicable fiscal period or prior to the payment of an incentive bonus for such fiscal period, the Plan Participant will not be eligible to receive a prorated portion of the incentive bonus.

Adjustments:	In the event of an acquisition or disposition of a business by Serena, the Plan Administrator may adjust the applicable financial performance metrics to reflect the potential impact on Serena’s financial performance.

Plan Provisions:	This fiscal year under this Plan commences on February 1, 2008 and ends on January 31, 2009. This Plan supersedes the FY 2008 Executive Annual Incentive Plan, which is null and void as of the adoption of this Plan.

*	See Schedule 1 attached hereto

The Plan does not represent an employment contract or agreement between Serena and any Plan Participant. Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

The Plan will be administered by the Compensation Committee of the Board of Directors. The Plan Administrator will have all powers and discretion necessary or appropriate to administer and interpret the Plan and Plan Summaries, except that actions related to the compensation of Serena’s Chief Executive Officer must be approved by a majority of the non-executive directors of the Board of Directors. The Plan Administrator reserves the right to modify or terminate the Plan and/or Plan Summaries for any reason at any time, and to exercise its own judgment with regard to determining the achievement of performance metrics. Modifications to the Plan and any Plan Summary are valid only if approved by the Plan Administrator or, in the case of Serena’s Chief Executive Officer, a majority of the non-executive directors of the Board.

SCHEDULE 1

SERENA SOFTWARE, INC.

FY09 EXECUTIVE ANNUAL INCENTIVE PLAN

Effective February 1, 2008

Target annual cash incentive bonuses are equal to 100% of a participant’s annual base salary for our President and Chief Executive Officer, Senior Vice President, Chief Financial Officer and Senior Vice President, Worldwide Field Operations, and 50% of a participant’s annual base salary for our other executive officers. The actual bonus amounts are subject to achievement of the following performance metrics: (a) with regard to our President and Chief Executive Officer, Senior Vice President, Chief Financial Officer and Senior Vice President, Worldwide Field Operations, achievement of consolidated annual license revenue and EBITA (earnings before interest, taxes and amortization) targets under our fiscal year 2009 operating plan, weighted at 60% and 40%, respectively; (b) with regard to our Senior Vice President, Worldwide Marketing, Partner Programs and SaaS Strategy and Senior Vice President, Research and Development, achievement of annual license revenue and EBITA targets under our fiscal year 2009 operating plan and management objectives, weighted at 40%, 26.7% and 33.3%, respectively, and (c) with regard to our Senior Vice President, General Counsel and Secretary, achievement of annual license revenue and EBITA targets under our fiscal year 2009 operating plan and management objectives, weighted at 30%, 20% and 50%, respectively. Incentive bonuses are calculated and paid on an annual basis for our President and Chief Executive Officer, Senior Vice President, Chief Financial Officer, and Senior Vice President, Worldwide Filed Operations. Incentive bonuses are calculated and paid on a semi-annual basis for our other executive officers, with the first semi-annual bonus payment based on achievement of financial metrics and management objectives during the first half of fiscal year 2009. Bonus payouts are capped at 200% of the target bonus amounts applicable to the achievement of financial metrics and 100% of the target bonus amounts applicable to the achievement of management objectives.